EXHIBIT 4.2
DEAN HELLER
Secretary of State
[SEAL] 204 North Carson Street, Suite 1
Carson City. Nevada 89701-4299
(776) 684 5708
Website: secretaryofstate.biz
CERTIFICATE OF AMENDMENT
(PURSUANT TO NRS 78.385 and 78.390)
CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION FOR
NEVADA PROFIT CORPORATIONS
(PURSUANT TO NRS 78.385 and 78.390 — After Issuance of Stock)
1. Name of corporation: Endeavour International Corporation
2. The articles have been amended as follows (provide article numbers, if available)
The first paragraph of Section 4.01 of Article IV is hereby amended to read in its entirety as follows:
Section 4.01 Number and Class. The total number of shares of authorized capital stock of the corporation that the corporation shall have the authority to issue is Three Hundred Ten Million (310,000,000), of which Three Hundred Million (300,000,000) shares having a par value of $0.001 per share shall be designated as Common Stock and Ten Million (10,000,000) shares having a par value of $0.001 per share shall be designated as Preferred Stock.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 54,363,674 shares voted for, 2,682,792 shares voted against; and 398,147 shares abstaining.
4. Effective date of filing (optional): N/A
5. Officer Signature (required) /s/ H. Don Teague
H. Don Teague, Executive Vice President, Administration,
General Counsel and Secretary

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filling to be rejected.